Healthier Choices Management Corp. Files Patent Infringement Lawsuit Against Philip Morris

HOLLYWOOD, FL, November 30, 2020  - Healthier Choices Management Corp. (OTC Pink: HCMC) today announced the filing of its patent infringement lawsuit against Philip Morris USA, Inc. and Philip Morris Products S.A. in connection with their product known and marketed as “IQOS®.”  The lawsuit was filed in the United States District Court For the Northern District Of Georgia.

The international law firm Cozen O’Connor has been engaged to represent HCMC in this matter.

HCMC’s lawsuit includes claims that Phillip Morris is infringing HCMC’s patent rights in connection with IQOS®, an alternative tobacco product marketed and sold by Phillip Morris. Philip Morris claims that it is currently approaching 14 million users of its IQOS® product and has reportedly invested over $3 billion in their smokeless tobacco products.  Philip Morris has been very open about their ongoing transition from traditional fully combustible cigarettes to their modified risk tobacco products, including IQOS®.

The Philip Morris IQOS® product is currently the subject of two other patent infringement proceedings filed by RJ Reynolds Tobacco Company.  One proceeding is before the International Trade Commission and seeks to stop the importation of the IQOS® product into the United States; the other is a patent infringement action currently pending in the Eastern District of Virginia.   RJ Reynolds’ patents are unrelated and not affiliated with the patents asserted in the HCMC case.

“We are pleased that after a lengthy and careful analysis, a law firm with the patent litigation reputation and strength of Cozen O’Connor will be enforcing our patent rights,” said Jeff Holman, CEO of HCMC.

Mr. Holman concluded, “We look forward to proving our allegations of infringement in this matter and intend to continue to move forward against any and all companies that infringe upon our intellectual property in both the tobacco and cannabis categories.”

About Healthier Choices Management Corp.

 Healthier Choices Management Corp. (the “Company”) is a holding company focused on providing consumers with healthier daily choices with respect to nutrition and other lifestyle alternatives. The Company currently operates nine retail vape stores in the Southeast region of the United States, through which it offers e-liquids, vaporizers and related products. The Company also operates Ada’s Natural Market, a natural and organic grocery store, through its wholly owned subsidiary Healthy Choice Markets, Inc. and Paradise Health and Nutrition, stores that offer fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items through its wholly owned subsidiary Healthy Choice Markets 2, LLC. The Company also sells vitamins and supplements on the Amazon.com marketplace through its wholly owned subsidiary Healthy U Wholesale, Inc. The Company markets the Q-Cup™ technology under the vape segment; this patented technology is based on a small, quartz cup called the Q-Cup™, which a customer partially fills with either cannabis or CBD concentrate (approximately 50mg) purchased from a third party. The Q-Cup™ is then inserted into the Q-Cup™ Tank or Globe, that heats the cup from the outside without coming in direct contact with the solid concentrate. This Q-Cup™ technology provides significantly more efficiency and an “on the go” solution for consumers who prefer to vape concentrates either medicinally or recreationally. Healthier Choices Management Corp. Inc. (www.healthiercmc.com).

Forward Looking Statements.

This press release contains forward looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Additional written or oral forward looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. Statements contained in this press release that are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are based on management's estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Forward looking statements may include, but are not limited to, projections or estimates of revenue, income or loss, exit costs, cash flow needs and capital expenditures, statements regarding future operations, expansion or restructuring plans, including our recent exit from and winding down of our wholesale distribution operations. In addition, when used in this release, the words "anticipates," "believes," "estimates," "expects," "intends," and "plans" and variations thereof and similar expressions are intended to identify forward looking statements.

Factors that may affect our future results of operations and financial condition include, but are not limited to, fluctuations in demand for our products, the introduction of new products, our ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of our liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in our filings with the United States Securities and Exchange Commission.

Contact Information:
Healthier Choices Management Corp.
3800 North 28TH Way, #1
Hollywood, FL 33020
Office: 305-600-5004 / Fax: 954-272-7773